[EXHIBIT 5.1]

ISAAC B. MORLEY	1173 Wimbledon Ridge Lane
Attorney-At-Law	Salt Lake City, Utah 84084
Telephone (801) 568-3511
Facsimile (801) 907-7137
E-Mail imorley@comcast.net

January 10, 2007

Service Air Group Inc.

7164-120th Street,

Surrey, BC, V3W 3M8

Re:	Service Air Group Inc.’s Registration Statement on Form SB-2

Ladies and Gentlemen:

I have acted as counsel for Service Air Group Inc., a New Jersey corporation (the “Company”), in connection with the preparation of the registration statement on Form SB-2 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), relating to the offering of 5,750,000 shares of the Company’s common stock by the Company and certain selling shareholders.

In rendering the opinion set forth below, I have reviewed: (a) the Registration Statement and the exhibits attached thereto dated January 10, 2007; (b) the Company’s Articles of Incorporation; (c) the Company’s Bylaws; (d) certain records of the Company’s corporate proceedings as reflected in its minute books; and (e) such statutes, records and other documents as I have deemed relevant. In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, and conformity with the originals of all documents submitted to me as copies thereof. In addition, I have made such other examinations of New Jersey law, including the statutory provisions, all applicable provisions of the New Jersey Constitution, and reported judicial decisions interpreting those laws and facts, as I have deemed relevant in order to form a basis for the opinion hereinafter expressed.

Based upon the foregoing, I am of the opinion that the common stock to be sold by the selling shareholders is validly issued, fully paid and non-assessable. This opinion is based on New Jersey general corporate law.

I hereby consent to the use of this opinion as an Exhibit to the Registration Statement and to all references to this firm under the caption “Interests of Named Experts and Counsel” in the Registration Statement.

Very truly yours,

/s/ Isaac B. Morley
Isaac B. Morley